Exhibit 99.2

Advance announcement to LC

Team – To strengthen our vision and enhance our strategic execution, I am excited to announce another important milestone in our company’s history. Today we publicly announced an agreement to acquire Radiant Systems, the #1 provider in the hospitality industry and a market leader in multi-channel point-of-sale and managed service solutions. This acquisition will further extend our leadership position in the retail and hospitality markets and with an equity value of $1.2 billion it is the most significant growth initiative NCR has executed in 20 years.

Within minutes, the email below will go out to all-employees announcing this acquisition. We are looking to you, to help us communicate with your teams what this means for our employees, our customers and the future of our company.

Please take the time to read the email as well as the attached materials, which will help you to understand more about Radiant and the additional value we will provide our customers, partners, employees and shareholders as we combine these two talented companies.

•	The press release which was sent out minutes ago
•	A set of PPT slides about Radiant and how this acquisition aligns with our strategy

Each one of us should be able to proactively articulate the value of this acquisition, as well as answer any questions you may get from your teams. A conference call with investors is scheduled at 5:45p.m. ET to discuss the acquisition. Access to the conference call and a presentation describing the transaction, as well as a replay of the call, will be available on NCR’s Web site at http://investor.ncr.com/.

Until the transaction closes, we will continue to operate as two independent companies in the marketplace. As we move forward, we will be engaging you in our integration plan so that we can hit the ground running as soon as the transaction is complete.

Regards,

Bill

The planned tender offer described in these materials has not yet commenced. This description is not an offer to buy or the solicitation of an offer to sell securities. At the time the planned tender offer is commenced, NCR Corporation will file a tender offer statement on Schedule TO with the Securities and Exchange Commission (the “SEC”), and Radiant Systems, Inc. will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the planned tender offer. The tender offer statement (including an offer to purchase, a related letter of transmittal and other tender offer documents) and the solicitation/recommendation statement will contain important information that should be read carefully before making any decision to tender securities in the planned tender offer. Those materials will be made available to Radiant shareholders at no expense to them. In addition, all of those materials (and all other tender offer documents filed with the SEC) will be made available at no charge on the SEC’s website: www.sec.gov.